Exhibit 99.1

                              FOR IMMEDIATE RELEASE

            RMS Titanic, Inc. Announces Profitable Quarterly Results

ATLANTA, GEORGIA--October 14, 2004-- RMS Titanic, Inc. (OTC BB: SOST) has announced the results of its second quarter and six months ending August 31, 2004. Revenues for the second quarter rose 221% to $2,381,000 compared to $741,000 for the same period one year ago. Revenues for the six month period ended August 31, 2004 increased 76% to $2,772,000 compared to $1,577,000 for the same period one year ago. Net income for the quarter was $134,000 as compared to a loss of $78,000 from one year ago. For the six months ended August 31 2004, the net loss increased to $741,000 from $351,000 from one year ago. The higher revenues and net income for the current quarter resulted from the five exhibitions that the Company presented during the 2nd quarter while presenting its own exhibitions. Previously, the Company was a licensor of artifacts that allowed a third party to conduct the Titanic exhibitions. Earnings for the second quarter were $0.01 as compared to $0.00 one year ago, while losses for the respective six month periods were $0.04 and $0.02.

Mr. Arnie Geller President and CEO stated, "We are very pleased to deliver these quarterly results while the Company transitions from licensor to producer of the Titanic Exhibitions. We believe this plan of operation will continue to achieve positive results."

RMS Titanic, Inc. is in the business of touring multiple museum quality exhibitions throughout the world. The Company has recently developed a new exhibition enabling the Company to leverage its exhibition related business relationships and expertise. The Company is the only company permitted by law to recover objects from the wreck of the Titanic. The Company was granted salvor-in-possession rights to the wreck of the Titanic by a United States Federal Court in 1994 and has conducted seven research and recovery expeditions to the Titanic wreck site recovering approximately 6000 artifacts. The Company through their wholly owned subsidiary Premier (UK) Exhibitions Ltd., now also produces an educational exhibition called "Bodies Revealed".

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the Company's anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended February 29, 2004, especially in the Risk Factors and the Management's Discussion and Analysis sections, and its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K (each of which is available upon request from the Company), may affect the future results of the Company and cause those results to differ materially from those expressed in the forward-looking statements; material adverse changes in the economic conditions in the Company's markets, including terrorist attacks, competition from others, how much capital the Company may or may not receive from required financings, and whether or not, and to what extent, the Company consummates its planned leases to place exhibitions. We disclaim any obligation to update these forward-looking statements.

For additional Information:

RMS Titanic, Inc.:         Gerald Couture, CFO, 404-842-2600,
                           gcouture@rmstitanic.net

Investor Relations:        Investor Awareness Inc: Tony Schor, 847-945-2222,
                           info@investorawareness.com

Media Relations:           North Coast Advisors Inc: Craig T. Stewart,
                           585-218-7371,  cstewart@ncainc.com


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                        RMS TITANIC INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                   (Unaudited)

                                        Three Months                     Six Months
 Periods Ended August 31,           2004           2003             2004             2003
----------------------------------------------------------------------------------------------
 Revenues                         2,381,000       741,000         2,772,000        1,577,000
 Direct Cost                        978,000            --         1,268,000               --
 General and administrative       1,106,000       731,000         2,051,000        1,695,000
 Depreciation and amortization      148,000        58,000           176,000          149,000
----------------------------------------------------------------------------------------------
Profit (Loss) from operations       149,000       (81,000)         (723,000)        (358,000)

Net interest Income (Expense)       (15,000)        3,000           (18,000)           7,000

Profit (Loss) before provision
   for income taxes                 134,000       (78,000)         (741,000)        (351,000)

Provision for income taxes               --            --                --               --
----------------------------------------------------------------------------------------------
Net Income (loss)                $  134,000    $  (78,000)      $  (741,000)    $   (351,000)

Basic and diluted Loss
 Per common shares:              $      .01    $     (.00)      $      (.04)    $       (.02)

Weighted-average number
 of common shares outstanding    19,841,431    18,905,547        19,341,391       18,790,047

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